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Pamela Roberts
April 24, 2000

Page 3

                                 EXHIBIT (b) (2)

                            Interactive Systems, Inc.

                             1777 North Kent Street

                               Arlington, VA 22209

                                 April 24, 2000

By Courier

Pamela Roberts
Sandy Spring National Bank
17801 Georgia Avenue
Olney, Maryland 20832

         Re:   Consent regarding various provisions of the Amended and Restated

             Loan and Security Agreement between Interactive Systems, Inc. and

                  Sandy Spring National

                  Bank

Dear Ms. Roberts:

         The purpose of this letter is to request your consent under certain provisions of the Amended and Restated Loan Agreement entered into by Interactive Systems, Inc. ("ISI") and Sandy Spring National Bank (the "Bank") on March 30, 2000 (the "Agreement"), to a tender offer, which ISI will undertake in order to acquire control of CSI Computer Specialists, Inc. ("CSI")

Plans of ISI:

         ISI hereby advises the Bank that it anticipates commencing a tender offer for all of the outstanding common stock of CSI not already owned by Mr. Donald C. Weymer, ISI's founder, Chief Executive Officer, Director and 98% shareholder, in April 2000 (the "Offer"). The Offer is intended to enable ISI to acquire control of, and the entire equity interest in CSI. Upon completion of the Offer, ISI intends to operate CSI as a majority-owned subsidiary of ISI.

         If the CSI stockholders do not tender all of their common stock, ISI intends to evaluate whether, under the circumstances at that time, it would be in the best interest of ISI and CSI to acquire additional common stock by means of a second tender offer, merger or other transaction.

         ISI expects to use a portion of the funds from the revolving line of credit under the Agreement to purchase the common stock.

Related Provisions in the Agreement:

1)       Section 2.02. Manner of Borrowing and Disbursement of Revolving Loan.

         Section 2.02 of the Agreement provides that, before each disbursement under the line of credit, ISI is required to submit to the Bank for its approval a written statement of the purpose of such disbursement, together with a contemplated source of repayment of the disbursement.

         Under Section 2.02 of the Agreement, ISI hereby requests up to $1,100,000 for the purpose of purchasing the common stock of CSI
         Computer Services, Inc. through the transaction described above. ISI intends to repay the funds borrowed for the Offer from the collection of receivables.

2) Section 7.03. Merger, Sale of Assets, Etc.

         Section 7.03 of the Agreement provides that ISI must obtain the Bank's written consent in order to enter into or be a party to a merger or consolidation, or purchase or otherwise acquire any shares of stock of, or similar interest in any other person.

         Under Section 7.03 of the Agreement, ISI hereby requests the Bank's consent regarding the transactions described above; specifically, the purchase of common stock of CSI through the Offer and, if necessary, a second tender offer, merger or other consolidation with CSI.

3)       Section 7.07. Subsidiaries.

         Section 7.07 of the Agreement provides that ISI may not form or acquire any subsidiaries without the prior written consent of the Bank.

         Under Section 7.07 of the Agreement, ISI hereby requests the Bank's consent to acquire and operate CSI as a majority-owned subsidiary.

         If you have any questions about this Consent Letter, please feel free to call Robert V. Windley at (703) 247-1223, or our counsel, Jeffrey B. Grill at
(202) 663-9201. If you do not have any questions, please sign this letter below evidencing your consent under the Agreement to the proposed actions listed herein and return the original of this consent letter as soon as possible. The enclosed copy is for your records.

Sincerely,

/s/ Donald C. Weymer

Donald C. Weymer

THE BANK CONSENTS TO ALL OF THE ACTIONS PROPOSED IN THIS CONSENT LETTER FOR THE PURPOSES OF THE LOAN AND SECURITY AGREEMENT:

SANDY SPRING NATIONAL BANK

By:      /s/ Pamela Roberts

         Pamela Roberts

Date:    April 24, 2000